CONSULTATION AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of August, 1996, by and between Endorex Corporation, a Delaware Corporation duly authorized To Do Business in North Dakota, hereinafter termed the 'Company'; and Kenneth Tempero, Ph.D., M.D. hereinafter termed 'Consultant'.

W I T N E S S E T H :

WHEREAS, the Company is engaged in, among other things, the development and marketing of immunomodulators for the treatment of cancer and other diseases, WHEREAS, Consultant is ready, willing, and able to provide consulting service in the area of corporate development upon the following terms and conditions, and

WHEREAS, both parties understand that it is the policy of the Company to respect the secret or confidential information of Third Parties, and should Consultant possess secret or confidential information of Third Parties, such information will not be disclosed to the Company.

NOW, THEREFORE, for and in consideration of these terms and conditions hereinafter set forth to be kept and performed, the Parties hereto agree as follows:

1. TERM
The term of this Agreement will be for twelve (12) months from and after the 1st day of August 1996. However, it is mutually agreed that this agreement shall, as needed and requested by the Company, be extended for consecutive six month terms by mutual agreement.

2. COMPENSATION
ImmunoTherapeutics agrees to pay Consultant a sum of $2,500/month over the twelve month period for the services herein described, to be paid in monthly installments. The Company agrees to reimburse Consultant for all out-of-pocket expenses relative to the Consultant's activities, subject to prior approval of the Company. All such expenses will be reimbursed within 30 days of submission of expenses with appropriate vouchers.

3. SERVICES
Consultant, as an independent contractor and not as an employee of the Company, will devote 1-3 days per month to the Agreement. Consultant agrees, on a non-exclusive basis, to assist and advise the Company in its research and development activities and clinical trials. It is agreed that the time comittment and compensation herewith may be adjusted from time to time upon mutual agreements of the parties.

Services will include the following:
a) Evaluate and/or advise the Company on matters related to licensing opportunities and agreements.
b) Advise the Company on product development strategy.
c) Identify and assist the Company in developing corporate partners.
d) Advise the Company in the design of petinent clinical trials.

Consultant will not be or represent himself as an agent of ImmunoTherapeutics, Inc. and shall have no authority to incur obligation on behalf of the Company or sign contracts for the Company.

4. SUBCONTRACTS
It is expressly understood that Consultant will not subcontract for, nor employ anyone to, perform the consulting services to be provided pursuant to this Agreement without the prior written approval of the Company.

5. CONFLICTS
a) Consultant represents and warrants that to the best of his knowledge he has no direct or indirect interest which is, or may appear to be, incompatible with his services under this Agreement.
b) Consultant agrees to refrain from any activity during the term of this Agreement which could be interpreted as constituting a conflict of
interest, and to promptly notify the Company regarding any 	change in his
private interests which might result, or appear to result, in a conflict of interest.

6. DATA AND CONFIDENTIAL INFORMATION
a) With respect to "data", which term shall include, but is not limited to, writings, drawings, pictures, statistical information, graphic representation, and computer software. Consultant agrees that:

  1)  All data first originated, developed, or 	reduced to normal
      communicable form in collaboration with the Company personnel pursuant to this Agreement shall be available to, and for the use of
      the Company; and 	Consultant shall be reimbursed by the Company
      for the cost or reproduction and delivery of any data requested.

  2)  With respect to data subject to a copyright owned by Consultant or
      a Third party which is 	delivered to the Company pursuant to this
      Agreement, and to the extent Consultant may have, or may acquire, prior to expiration or termination of this Agreement the right to do so, Consultant hereby grants or agrees to grant to the Company a non-exclusive and irrevocable license throughout the world to publish, translate, reproduce, and deliver the data.

  3) Consultant shall not deliver data subject to proprietary rights, or data subject to copyright owned by a Third Party, unless such data is licensed pursuant to paragraph 6: 1 and 2, above.

b) With respect to "confidential information", of the Company which will be so marked and shall include, but not be limited to, unpublished information and data relating to: technological and scientific developments, including inventions, designs, plans, methods, processes, internal specifications and reports, anticipated procurements; possible new projects or programs. Consultant agrees that:
  1) Confidential information shall not be disclosed or discussed with anyone except authorized personnel or persons specified in writing by the Company;
  2)  Consultant shall not use for personal gain and 	shall preserve as
      confidential all information 	furnished or acquired in the
      performance of this Agreement.

The obligation will continue both during 	and after the period of this
Agreement and subsequent renewals, but does not apply to information which is or will become public knowledge through no act or omission on Consultant's part.

7.	ASSIGNMENT/ENTIRE AGREEMENT
Neither party may assign its rights or obligations under this Agreement
without the written consent of the other 	party.  Neither this Agreement
or any provision hereof may be changed, waived, discharged, or terminated orally, but rather by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is being considered. This Agreement constitutes the entire Agreement between the parties with respect to its subject matter. If any provision of this Agreement is held unenforceable or inoperative by any court, either or whole or in part the remaining provisions shall be deemed severable and unaffected and shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties hereto set their hands effective the date first herein written.

ENDOREX CORPORATION



By: /s/ GERALD J. VOSIKA,
        Chairman

CONSULTANT:
/s/ KENNETH F. TEMPERO, Ph.D., M.D.